UBS ALTERNATIVE AND QUANTITATIVE INVESTMENTS LLC
677 Washington Boulevard
Stamford, Connecticut 06901

A&Q Masters Fund
c/o UBS Alternative and Quantitative Investments LLC
677 Washington Boulevard
Stamford, Connecticut 06901

Re:           Expense Limitation and Reimbursement Agreement (the "Agreement")

Ladies and Gentlemen:

UBS Alternative and Quantitative Investments LLC (the "Adviser"), intending to be legally bound, hereby confirms its agreement as follows in respect of A&Q Masters Fund (the "Fund"):

The Adviser hereby agrees to limit indefinitely the amount of "Specified Expenses" (as described below) borne by the Fund to an amount not to exceed 1.62% per annum of the Fund's net assets (the "Expense Cap") (computed and applied on a monthly basis).  "Specified Expenses" are defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses:  (i) the incentive fee, if any, paid by the Fund to the Adviser, (ii) fees of the underlying investment funds in which the Fund invests and (iii) extraordinary expenses.  To the extent that Specified Expenses for any month exceed the Expense Cap, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess.

To the extent that the Adviser pays or bears Specified Expenses, it will not seek reimbursement for any such amounts.

The Adviser may discontinue its obligations under this Agreement only with the consent of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Fund.

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Very truly yours,

UBS Alternative and Quantitative Investments LLC

By:
	Name:	William J. Ferri
	Title:	Authorized Person

By:
	Name:	Dylan Germishuys
	Title:	Authorized Person

Accepted and Agreed:

A&Q Masters Fund

By:
	Name:	Dylan Germishuys
	Title:	Authorized Person